Exhibit 99.1

El Pollo Loco Holdings, Inc. Announces
Fourth Quarter 2019 Financial Results

COSTA MESA, CA – March 5, 2020 – El Pollo Loco Holdings, Inc. (Nasdaq: LOCO) today announced financial results for the 13-week period ended December 25, 2019.
Highlights for the fourth quarter ended December 25, 2019, compared to the fourth quarter ended December 26, 2018 were as follows:

•	Total revenue was $107.5 million compared to $106.3 million.

•	System-wide comparable restaurant sales increased 3.9%, including a 4.3% increase for company-operated restaurants, and a 3.6% increase for franchised restaurants.

•
Net income was $3.5 million, or $0.10 per diluted share, compared to net loss of $23.4 million, or $0.60 per diluted share in the prior year period. Fourth quarter of 2018 included a $36.3 million pre-tax expense related to the legal settlements of multiple class action lawsuits.

•	Pro forma net income(1) was $6.2 million, or $0.18 per diluted share, compared to pro forma net income of $6.1 million, or $0.16 per diluted share.

•	Adjusted EBITDA(1) was flat at $14.5 million for both periods.
(1) Pro forma net income and adjusted EBITDA are not presented in accordance with accounting principles generally accepted in the United States of America ("GAAP") and are defined below under "Key Financial Definitions." A reconciliation of GAAP net income to pro forma net income and adjusted EBITDA is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Bernard Acoca, President and Chief Executive Officer of El Pollo Loco Holdings, Inc., stated, "We closed 2019 on a high note, with our strongest system-wide comparable restaurant sales growth of the year at 3.9% during the quarter, driven by a 2.4% increase in transactions. This not only marked our sixth consecutive quarter of system-wide comparable restaurant sales growth, but it was achieved in a tough industry environment and against a challenging 4.4% sales comparison from 2018. In addition, our full year 2019 system sales comp result represents our best performance in three years. I’m proud of these results, and am pleased that our momentum has continued into 2020. We believe the strength of our performance is attributable to our differentiated LA-Mex culinary innovation, our first-of-a-kind Holiday promotion, sustainment of our $5 value platform, expansion of our delivery capabilities and the ongoing success of our Transformation Agenda.”

Acoca concluded, “Looking ahead to 2020, we will continue to execute against our Transformation Agenda to develop a people-first culture, differentiate the brand, simplify operations, and grow the business. Furthermore, we will focus on the robust product pipeline we have built, reinforcing our LA-Mex positioning, which combines the culinary traditions of Mexico with the healthier lifestyles of Los Angeles. We are extremely excited to showcase many new products this year that we know our customers will love.”

Fourth Quarter 2019 Financial Results
Company-operated restaurant revenue in the fourth quarter of 2019 increased 0.1% to $94.8 million, compared to $94.6 million in the same period last year. The growth in company-operated revenue was largely driven by a 4.3% increase in company-operated comparable restaurant sales, the four new restaurants opened during and subsequent to the fourth quarter of 2018, partially offset by five restaurant closures and 16 restaurants sold to franchisees during the same time period.
Comparable company-operated restaurant sales increased 4.3%, driven by a 1.8% increase in average check and a 2.5% increase in transactions.
Franchise revenue in the fourth quarter of 2019 increased 11.4% to $7.2 million, compared to $6.4 million in the fourth quarter of 2018. This increase was primarily due to a franchise comparable restaurant sales increase of 3.6%, the 16 restaurants sold by the Company to franchisees during the year and the opening of four new franchised restaurants during or subsequent to the fourth quarter of 2018. These increases were partially offset by the closure of four franchise locations during the same period.
Net income for the fourth quarter of 2019 was $3.5 million, or $0.10 per diluted share, compared to net loss of $23.4 million, or $(0.60) per diluted share in the fourth quarter of 2018. Pro forma net income was $6.2 million, or $0.18 per diluted share during the fourth quarter of 2019, compared to pro forma net income of $6.1 million, or $0.16 per diluted share during the fourth quarter of 2018. A reconciliation between GAAP net income and pro forma net income is included in the accompanying financial data.
During the fourth quarter of 2019 the Company incurred legal expenses related to securities litigation of $0.4 million. During the fourth quarter of 2018 the Company recorded a $36.3 million pre-tax expense related to two agreements in principle to settle several class action lawsuits, incurred legal expenses related to securities lawsuits of $3.0 million and received insurance proceeds of $2.3 million related to the reimbursement of certain legal expenses paid in prior years for the defense of securities lawsuits.
Income from continuing operations in the fourth quarter of 2019 was $5.3 million, compared to a net loss of $31.0 million in the fourth quarter of 2018. Restaurant contribution was $17.6 million, or 18.6% of company-operated restaurant revenue in the fourth quarter of 2019, compared to $17.7 million, or 18.7% of company-operated restaurant revenue in the fourth quarter of 2018. The slight decrease was largely due to higher food costs associated with our holiday promotion and increased labor costs driven by wage increases in California, workers compensation claims and lapping the reversal of an accrual for federal unemployment taxes in the fourth quarter of 2018. These items were partially offset by higher prices and the transfer of lower performing restaurants to franchisees during 2019. Restaurant contribution is a non-GAAP measure defined below under "Key Financial Definitions." A reconciliation of GAAP income from operations to restaurant contribution is included in the accompanying financial data. See also “Non-GAAP Financial Measures.”

2020 Outlook
Based on current information, the Company is providing the following earnings guidance for the fiscal year 2020.
The Company expects 2020 pro forma diluted net income per share ranging from $0.75 to $0.80. Pro forma net income guidance for fiscal year 2020 is based, in part, on the following annual assumptions:

•	System-wide comparable restaurant sales growth of approximately 2.0% to 4.0%;

•	The opening of 3-4 new company-owned restaurants and 5-8 new franchised restaurants;

•	Restaurant contribution margin of 18.0% to 18.7%;

•	G&A expenses of between 8.5% and 8.8% of total revenue excluding legal fees related to securities related litigation;

•	Pro forma income tax rate of 26.5%; and

•	Adjusted EBITDA of between $61.0 and $64.0 million.

Reconciliations of our 2020 expected pro forma diluted net income per share range, our expected 2020 Adjusted EBITDA range and our expected 2020 restaurant contribution margin to their corresponding GAAP measures have not been provided as we cannot determine the probable significance or timing of certain reconciling items, which are outside of our control and therefore cannot be reasonably predicted. Accordingly, we do not provide guidance for these various reconciling items. These reconciling items such as asset impairment and closed store reserves, securities lawsuit related legal expenses and gain or loss on disposal of assets impact the timing and amount of the quarterly recognition of GAAP income (loss) from operations and GAAP net income (loss). Therefore, reconciliations of the differences between these forward-looking information items to their most directly comparable financial measures, calculated and presented in accordance with GAAP, are not available without unreasonable effort.
Key Financial Definitions
Comparable restaurant sales reflect the change in year-over-year sales for the comparable company, franchised and total system restaurant base. The comparable restaurant base is defined to include those restaurants open for 15 months or longer and excludes restaurants that were closed during the applicable period. At December 25, 2019, there were 195 restaurants in our comparable company-operated restaurant base and 460 restaurants in our comparable system restaurant base.
Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with GAAP. Restaurant contribution is defined as company-operated restaurant revenue less company restaurant expenses, which are food and paper costs, labor and related expenses, and occupancy and other operating expenses. Restaurant contribution excludes certain costs, such as general and administrative expenses, depreciation and amortization, asset impairment and closed-store reserves, loss on sale of restaurants, recovery of securities lawsuits related legal expenses and other costs that are considered normal operating costs. Accordingly, restaurant contribution is not indicative of overall Company results and does not accrue directly to the benefit of shareholders because of the exclusion of certain corporate-level expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of net company-operated restaurant revenue. See also “Non-GAAP Financial Measures.”
EBITDA and adjusted EBITDA are neither required by, nor presented in accordance with, GAAP. EBITDA represents net income before interest expense, provision for income taxes, depreciation, and amortization, and adjusted EBITDA represents EBITDA before items that we do not consider representative of our ongoing operating performance, as identified in the GAAP reconciliation in the accompanying financial data. See also “Non-GAAP Financial Measures.”

Pro forma net income is neither required by, nor presented in accordance with, GAAP. Pro forma net income represents net income adjusted for (i) costs (or gains) related to loss (or gains) on disposal of assets or assets held for sale and asset impairment and closed store costs, (ii) amortization expense and other estimate adjustments (whether expense or income) incurred on the Tax Receivable Agreement completed at the time of our IPO, (iii) legal costs associated with securities class action litigation, (iv) legal settlement costs, (v) insurance proceeds received related to securities class action legal expenses, (vi) costs associated with the transition of our CEO and (vii) provision for income taxes at a normalized tax rate of 26.5% for the thirteen and fifty-two weeks ended December 25, 2019 and December 26, 2018, which reflects our estimated long-term effective tax rate, including both federal and state income taxes (excluding the impact of the income tax receivable agreement and valuation allowance) and applied after giving effect to the foregoing adjustments. See the GAAP reconciliation in the accompanying financial data and “Non-GAAP Financial Measures.”
Conference Call
The Company will host a conference call to discuss financial results for the fourth quarter of 2019 today at 4:30 PM Eastern Time. Bernard Acoca, President and Chief Executive Officer and Larry Roberts, Chief Financial Officer will host the call.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13698919. The replay will be available until March 19, 2020. The conference call will also be webcast live from the Company’s corporate website at investor.elpolloloco.com under the “Events & Presentations” page. An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.
About El Pollo Loco
El Pollo Loco (Nasdaq:LOCO) is the nation’s leading fire-grilled chicken restaurant chain renowned for its masterfully citrus-marinated, fire-grilled chicken and handcrafted entrees using fresh ingredients inspired by Mexican recipes. With more than 480 company-owned and franchised restaurants in Arizona, California, Nevada, Texas, Utah and Louisiana, El Pollo Loco is expanding its presence in key markets through a combination of company and existing and new franchisee development. Visit us on our website at ElPolloLoco.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate and our outlook for fiscal 2020. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those that we expected.
While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties that could cause outcomes to differ materially from our expectations. These factors include, but are not limited to: our ability to open new restaurants in existing and new markets and to expand our franchise system, including difficulty in finding sites and in negotiating acceptable leases; our ability to compete successfully and the intense competition in the restaurant industry; the adverse impact of economic conditions on our (i) operating results and financial condition, (ii) ability to comply with the terms and covenants of our debt agreements, and (iii) ability to pay or refinance our existing debt or to obtain additional financing; vulnerability to changes in consumer preferences and economic conditions; political and social factors, including regarding trade, immigration and customer preferences; vulnerability to conditions in the greater Los Angeles area; vulnerability to natural disasters given the geographic concentration and real estate intensive nature of our business; increases in chicken and other input costs; our ability to recognize and respond to and effectively manage the impact of social media and our ability to expand our digital business, deliver orders and catering; delayed or canceled future restaurant openings; restaurant closures, due to financial performance or otherwise; and other risks set forth in our filings with the Securities and Exchange Commission from time to time, including under Item 1A, Risk Factors in our annual report on Form 10-K for the year ended December 25, 2018, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission. These filings are available online at www.sec.gov, at www.elpolloloco.com or upon request from El Pollo Loco.
We caution you that the important factors referenced above may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the ways that we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use non-GAAP financial measures which include supplemental measures of operating performance of our restaurants. Our calculations of supplemental measures and other non-GAAP financial measures indicated above may not be comparable to those reported by other companies. These measures have limitations as analytical tools, and are not intended to be considered in isolation or as substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP. We use non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons and to evaluate our restaurants' financial performance against our competitors' performance. We believe that they provide useful information about operating results, enhance understanding of past performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. These non-GAAP financial measures may also assist investors in evaluating our business and performance relative to industry peers and provide greater transparency with respect to the Company's financial condition and results of operation.
Investor Contact:
Fitzhugh Taylor, ICR
fitzhugh.taylor@icrinc.com
714-599-5200
Media Contact:
Hanna Gray, Edible
hannah.gray@edible-inc.com
323-202-1477

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	12/25/2019		12/26/2018		12/25/2019		12/26/2018
	$	%	$	%	$	%	$	%
Revenue:
Company-operated restaurant revenue	94,771	88.1	$94,631	89.0	$391,112	88.4	$388,835	89.2
Franchise revenue	7,184	6.7	6,447	6.1	28,819	6.5	25,771	5.9
Franchise advertising fee revenue	5,591	5.2	5,183	4.9	22,399	5.1	21,222	4.9
Total revenue	107,546	100.0	106,261	100.0	442,330	100.0	435,828	100.0
Costs of operations:
Food and paper cost (1)	26,714	28.2	26,877	28.4	109,264	27.9	111,142	28.6
Labor and related expenses (1)	28,563	30.1	27,735	29.3	116,703	29.8	112,417	28.9
Occupancy and other operating expenses (1)	21,902	23.1	22,366	23.6	92,005	23.5	91,385	23.5
Company restaurant expenses (1)	77,179	81.4	76,978	81.3	317,972	81.3	314,944	81.0
General and administrative expenses	10,154	9.4	12,399	11.7	40,389	9.1	50,261	11.5
Legal settlements	—	—	36,258	34.1	—	—	36,258	8.3
Franchise expenses	6,920	6.4	6,005	5.7	27,612	6.2	24,429	5.6
Depreciation and amortization	4,297	4.0	4,762	4.5	17,855	4.0	17,825	4.1
Loss on disposal of assets	53	—	85	0.1	266	0.1	278	0.1
Recovery of securities lawsuits related legal expenses	—	—	(2,257)	(2.1)	(10,000)	(2.3)	(8,356)	(1.9)
Asset impairment and closed-store reserves	3,611	3.4	3,021	2.8	4,852	1.1	9,650	2.2
(Gain) loss on disposition of restaurants	(4)	—	—	0.0	5,058	1.1	—	—
Total expenses	102,210	95.0	137,251	129.2	404,004	91.3	445,289	102.2
Income (loss) from operations	5,336	5.0	(30,990)	(29.2)	38,326	8.7	(9,461)	(2.2)
Interest expense, net of interest income	933	0.9	814	0.8	3,687	0.8	3,502	0.8
Income tax receivable agreement expense (income)	177	0.2	16	0.0	57	0.0	(761)	(0.2)
Income (loss) before provision for income taxes	4,226	3.9	(31,820)	(29.9)	34,582	7.8	(12,202)	(2.8)
Provision (benefit) for income taxes	728	0.7	(8,410)	(7.9)	9,682	2.2	(3,208)	(0.7)
Net income (loss)	$3,498	3.3	$(23,410)	(22.0)	$24,900	5.6	$(8,994)	(2.1)
Net income (loss) per share:
Basic	$0.10		$(0.60)		$0.68		$(0.23)
Diluted	$0.10		$(0.60)		$0.67		$(0.23)
Weighted average shares used in computing net income per share:
Basic	34,503,722		38,751,522		36,739,209		38,574,553
Diluted	35,242,122		38,751,522		37,441,503		38,574,553

(1)	Percentages reported are calculated as a percentage of company-operated restaurant revenue.

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED SELECTED BALANCE SHEETS AND SELECTED OPERATING DATA
(dollar amounts in thousands)

	As of
	12/25/2019	12/26/2018
Selected Balance Sheet Data:
Cash and cash equivalents	$8,070	$6,969
Total assets	624,752	450,226
Total debt	97,000	74,184
Total liabilities	379,186	184,990
Total stockholders’ equity	$245,566	$265,236
	Fifty-Two Weeks Ended
	12/25/2019	12/26/2018
Selected Operating Data:
Company-operated restaurants at end of period	195	213
Franchised restaurants at end of period	287	271
Company-operated:
Comparable restaurant sales growth	1.9%	0.4%
Restaurants in the comparable base	195	195

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(dollar amounts in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	12/25/2019	12/26/2018	12/25/2019	12/26/2018
Adjusted EBITDA:
Net income (loss), as reported	$3,498	$(23,410)	$24,900	$(8,994)
Provision (benefit) for income taxes	728	(8,410)	9,682	(3,208)
Interest expense, net	933	814	3,687	3,502
Depreciation and amortization	4,297	4,762	17,855	17,825
EBITDA	9,456	(26,244)	56,124	9,125
Stock-based compensation expense (a)	677	458	2,474	1,278
Loss on disposal of assets (b)	53	85	266	278
Recovery of securities lawsuits related legal expense (c)	—	(2,257)	(10,000)	(8,356)
Impairment and closed-store reserves (d)	3,611	3,021	4,852	9,650
Loss on disposition of restaurants (e)	(4)	—	5,058	—
Legal settlements (f)	—	36,258	—	36,258
Income tax receivable agreement expense (income) (g)	177	16	57	(761)
Securities class action legal expense (h)	372	3,000	3,181	13,532
Pre-opening costs (i)	173	138	366	837
Executive transition costs (j)	—	31	151	1,081
Adjusted EBITDA	$14,515	$14,506	$62,529	$62,922

(a)	Includes non-cash, stock-based compensation, excluding stock-based compensation costs associated with the transition of our former CEO.

(b)	Loss on disposal of assets includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.

(c)
During the year ended December 25, 2019, we received insurance proceeds of $10.0 million related to the settlement of the securities class action lawsuit and for the quarter and year ended December 26, 2018 we received insurance proceeds of $2.3 million and $8.4 million, respectively, related to the reimbursement of certain legal expenses paid in prior years for the defense of securities lawsuits.

(d)
Includes costs related to impairment of long-lived and ROU assets and closing restaurants. During the quarter and year ended December 25, 2019, we recorded impairment charges of $3.2 million and $3.6 million, respectively, primarily related to the carrying value of the right-of-use ("ROU") assets of four restaurants sold to franchisees and one restaurant closed during fiscal 2019, and the long-lived assets of one restaurant in California. Additionally, during fiscal 2019, we closed two restaurants in California and two restaurants in Texas and recognized $0.3 million and $1.3 million of closed-store reserve expense for the quarter and year ended December 25, 2019, respectively, primarily related to the amortization of ROU assets for closed stores.

During the quarter and year ended December 26, 2018, we recorded a non-cash impairment charge of $3.4 million and $5.1 million, respectively, primarily related to the carrying value of four restaurants in Arizona, California and Texas, including a restaurant in Texas that opened in early 2018. Additionally, during fiscal 2018, we closed seven restaurants in Texas, California and Arizona. These closures resulted in closed-store reserve expenses of $0.3 million and $4.5 million for the quarter and year ended December 26, 2018, respectively.

(e)
During fiscal 2019, we completed the sale of four company-operated restaurants within the San Francisco area to an existing franchisee, seven company-operated restaurants in the Phoenix area to another existing franchisee and five company-operated restaurants in Texas to a third franchisee, which resulted in cash proceeds of $4.8 million and a net loss on sale of restaurants of $5.1 million for the year ended December 25, 2019.

(f)
Legal settlements of $36.3 million in fiscal 2018 included (i) an accrual of an expected settlement amount in fiscal 2018 related to an agreement in principle to settle all claims and allegations for the securities class action and (ii) an accrual of an expected settlement amount in fiscal 2018 related to an agreement in principle to settle all claims and allegations, related to multiple wage and hour class action suits.

(g)
On July 30, 2014, we entered into the income tax receivable agreement ("TRA"). This agreement calls for us to pay to our pre-IPO stockholders 85% of the savings in cash that we realize in our taxes as a result of utilizing our net operating losses and other tax attributes attributable to preceding periods. For the quarters and years ended December 25, 2019 and December 26, 2018, income tax receivable agreement expense (income) consisted of the amortization of interest expense and changes to future forecasted results and the timing of deductibility of certain timing differences, including for fiscal 2018 the legal settlement accruals, related to our total expected TRA payments.

(h)	Consists of costs related to the defense of securities lawsuits.

(i)
Pre-opening costs are a component of general and administrative expenses, and consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including management labor costs, staff labor costs during training, food and supplies used during training, marketing costs, and other related pre-opening costs. These are generally incurred over the three to five months prior to opening. Pre-opening costs also include occupancy costs incurred between the date of possession and the opening date for a restaurant.

(j)	Includes costs associated with the transition of our CEO, such as executive recruiting costs and stock-based compensation costs associated with the transition of our former CEO in 2018.

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO PRO FORMA NET INCOME
(in thousands, except share data)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	12/25/2019	12/26/2018	12/25/2019	12/26/2018
Pro forma net income:
Net income (loss), as reported	$3,498	$(23,410)	$24,900	$(8,994)
Provision (benefit) for taxes, as reported	728	(8,410)	9,682	(3,208)
Loss on disposal of assets	53	85	266	278
Legal settlements	—	36,258	—	36,258
Recovery of securities lawsuits related legal expenses	—	(2,257)	(10,000)	(8,356)
Asset impairment and closed-store reserves	3,611	3,021	4,852	9,650
(Gain) loss on disposition of restaurants	(4)	—	5,058	—
Income tax receivable agreement expense (income)	177	16	57	(761)
Securities lawsuits related legal expenses	372	3,000	3,181	13,532
Executive transition costs	—	31	151	1,081
Provision for income taxes	(2,235)	(2,209)	(10,109)	(10,462)
Pro forma net income	$6,200	$6,125	$28,038	$29,018
Pro forma weighted-average share and per share data:
Pro forma net income per share
Basic	$0.18	$0.16	$0.76	$0.75
Diluted	$0.18	$0.16	$0.75	$0.74
Weighted-average shares used in computing pro forma net income per share
Basic	34,503,722	38,751,522	36,739,209	38,574,553
Diluted	35,242,122	39,513,907	37,441,503	39,203,613

EL POLLO LOCO HOLDINGS, INC.
UNAUDITED RECONCILIATION OF (LOSS) INCOME FROM OPERATIONS TO RESTAURANT CONTRIBUTION
(dollar amounts in thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	12/25/2019	12/26/2018	12/25/2019	12/26/2018
Restaurant contribution:
Income (loss) from operations	$5,336	$(30,990)	$38,326	$(9,461)
Add (less):
General and administrative expenses	10,154	12,399	40,389	50,261
Legal settlements	—	36,258	—	36,258
Franchise expenses	6,920	6,005	27,612	24,429
Depreciation and amortization	4,297	4,762	17,855	17,825
Loss on disposal of assets	53	85	266	278
Franchise revenue	(7,184)	(6,447)	(28,819)	(25,771)
Franchise advertising fee revenue	(5,591)	(5,183)	(22,399)	(21,222)
Recovery of securities lawsuits related legal expenses	—	(2,257)	(10,000)	(8,356)
Asset impairment and closed-store reserves	3,611	3,021	4,852	9,650
(Gain) loss on sale of restaurants	(4)	—	5,058	—
Restaurant contribution	$17,592	$17,653	$73,140	$73,891

Company-operated restaurant revenue:
Total revenue	$107,546	$106,261	$442,330	$435,828
Less:
Franchise revenue	(7,184)	(6,447)	(28,819)	(25,771)
Franchise advertising fee revenue	(5,591)	(5,183)	(22,399)	(21,222)
Company-operated restaurant revenue	$94,771	$94,631	$391,112	$388,835

Restaurant contribution margin (%)	18.6%	18.7%	18.7%	19.0%